SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
                                Section 12(g) of the
            Securities Exchange Act of 1934 or Suspension of Duty to File
                                    Reports Under
             Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                   Commission File Number: 0-24775
                                                          ---------

                              PERISCOPE SPORTSWEAR, INC.
                              --------------------------
                (Exact name of registrant as specified in its charter)

             1407 Broadway, Suite 620, New York, New York (212) 382-3660
             -----------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, par value $.001 per share
                       ---------------------------------------
               (Title of each class of securities covered by this Form)

                                         None
                                         ----
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
                 Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
                 Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                 Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6  [ ]
                 Rule 12h-3(b)(1)(i)  [ ]

               Approximate number of holders of record as of the
          certification or notice date:  Seven
                                         -----

               Pursuant to the requirements of the Securities Exchange Act of 1934, Periscope Sportswear, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:    December 11, 1998         By:    /s/ Glenn Sands
                                                -------------------------
                                                Name:  Glenn Sands
                                                Title: President